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                                                                     Exhibit 4.1


                            The J. M. Smucker Company
                                 Strawberry Lane
                              Orrville, Ohio 44667


                                 October 9, 2001


Computershare Investor Services, LLC
2 North LaSalle
P.O. Box A3504
Chicago, Illinois  60690-3504
Attention:  Shareholder Services

           Re: Amendment No. 1 to Amended and Restated Rights Agreements
               ---------------------------------------------------------
Ladies and Gentlemen:

           Pursuant to Section 27 of the Amended and Restated Rights Agreement (the "Rights Agreement"), dated as of August 28, 2000, between The J. M. Smucker Company (the "Company"), and Computershare Investor Services LLC, as rights agent, the Company, by resolution adopted by its Directors, hereby amends the Rights Agreement as follows (the "Amendment"):

           1. Section 1 of the Rights Agreement is hereby amended by adding the following new definition thereto:

           "SHAREHOLDERS AGREEMENT" means the Shareholders Agreement and Irrevocable Proxy, dated as of October 9, 2001, among The Procter & Gamble Company, an Ohio corporation ("P&G"), and those certain shareholders of the Company set forth on the signature pages thereto.

           2. Section 1 of the Rights Agreement is hereby further amended by adding the following new paragraph at the end of that Section:

           "Notwithstanding anything in this Agreement to the contrary, neither P&G nor any of its permitted assignees shall be deemed an Acquiring Person and none of a Distribution Date, a Share Acquisition Date, or a Triggering Event shall be deemed to occur or to have occurred, and that the Rights will not become separable, distributable, unredeemable or exercisable, in each such case, solely by reason or solely as a result of the approval, execution or delivery of the Shareholders Agreement, or the consummation of the transactions contemplated thereby."





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Computershare Investor Services, LLC
October 9, 2001
Page 2


           3. The Rights Agreement shall not otherwise be supplemented or amended by virtue of this Amendment to the Rights Agreement, but shall remain in full force and effect.

           4. Capitalized terms used without other definition in this Amendment to the Rights Agreement shall be used as defined in the Rights Agreement.

           5. This Amendment to the Rights Agreement shall be deemed to be a contract made under the internal substantive laws of the State of Ohio and for all purposes will be governed by and construed in accordance with the internal substantive laws of such State applicable to contracts to be made and performed entirely within such State.

           6. This Amendment to the Rights Agreement may be executed in any number of counterparts and each of such counterparts shall for all purposes be deemed to be an original, and all such counterparts shall together constitute but one and the same instrument.

           7. This Amendment to the Rights Agreement shall be effective as of, and immediately prior to, the execution and delivery of the Shareholders Agreement, and all references to the Rights Agreement shall, from and after such time, be deemed to be references to the Rights Agreement as amended hereby.

           8. Exhibits B and C to the Rights Agreement shall be deemed amended in a manner consistent with this Amendment to the Rights Agreement.

                                       Very truly yours,

                                       THE J. M. SMUCKER COMPANY


                                       By:/s/ Steven J. Ellcessor
                                          --------------------------------------
                                          Name:    Steven J. Ellcessor
                                          Title:   Vice President--Finance and
                                                   Administration, Secretary
                                                   and General Counsel




Accepted and agreed to as of the
effective time specified above:

COMPUTERSHARE INVESTOR SERVICES, LLC


By:/s/ Michael J. Lang
   ------------------------
     Name:  Michael J. Lang
     Title:  Relationship Manager